SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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THE BOEING COMPANY

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[The following letter was sent by The Boeing Company to certain institutional holders of Boeing common stock beginning April 1, 2005.]

April 1, 2005

Dear                             :

I am enclosing The Boeing Company’s (the “Company”) 2005 Proxy Statement for our Annual Meeting of Shareholders, which will be held on May 2, 2005, and the 2004 Annual Report.

I would like to bring to your attention our Corporate Governance Principles which appear on page 15 of the 2005 Proxy Statement and our continuing commitment to sound corporate governance. Over the last fifteen months, we have implemented all corporate governance measures required by the rules of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) as well as our own initiatives discussed below all in an effort to make our governance transparent and responsive to shareholder concerns. In addition, our independent Directors demonstrated their commitment to ethical conduct when, in early March 2005, they asked for and received the resignation of our then President and Chief Executive Officer, for behavior inconsistent with the Company’s code of conduct. As a result of this resignation, James A. Bell, our Chief Financial Officer, was immediately appointed to Chief Executive Officer and President on an interim basis and Lewis E. Platt, our Non-Executive Chairman, assumed an expanded role in that position. Our Governance, Organization and Nominating Committee (the “Governance Committee”), as well as our Board of Directors, will continue to review our corporate governance practices to ensure that we have effective measures in place. Below, is a summary of the significant actions that our Board of Directors has taken that are either in compliance with or exceed the rules of the SEC and the NYSE:

•	Our Board of Directors has been operating with separate positions of Chairman and Chief Executive Officer since December 1, 2003.

•	Because of this separation, we do not have a need for a lead or presiding director.

•	Our non-management Directors have the opportunity to meet in executive session as a regularly scheduled agenda item for every Board meeting.

•	Our Board of Directors amended our Shareholder Rights Plan Policy so that any rights plan adopted without shareholder approval shall be approved by a majority of the independent members of the Board and if that Board does adopt a rights plan without prior shareholder approval, the Board shall, within one year, either submit the plan to a vote of the shareholders or redeem the plan or cause it to expire.

•	In response to last year’s shareholder vote on a management proposal, we have removed supermajority vote provisions in our Certificate of Incorporation and By-Laws which deal with the approval of certain “business combinations” and the increase/decrease and issuance/disposition of any class of authorized stock.

•	Our Audit Committee has designated Mr. John H. Biggs as the Audit Committee financial expert and no member of that committee serves on more than three audit committees of public companies.

•	Our Board of Directors has adopted director independence standards consistent with the NYSE requirements.

•	Currently, all eleven Directors are independent under our director independence standards and the NYSE’s independence standards.

•	Each member of the Audit, Compensation and Governance committees is independent.

•	No Director sits on more than four other public company boards and each Director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Company’s Board.

•	Our Governance Committee will consider qualified candidates for director properly submitted by shareholders in accordance with our By-Laws and that committee’s charter.

•	The Company has a Code of Ethical Business Conduct for the Board of Directors, a Code of Conduct for Finance Employees and the Boeing Code of Conduct that applies to all employees.

•	We have created a Corporate Governance page on our Company website that, among other things, allows anyone to communicate with our non-management Directors.

We would welcome the opportunity to discuss any of these measures, as well as any concerns you might have regarding the governance of the Company. My office will call to arrange a discussion at a time convenient for you. In the interim, I can be reached at 312.544.2802.

Very Truly Yours,

/s/    James C. Johnson

James C. Johnson

Vice President, Corporate Secretary &

Assistant General Counsel

Enclosures